Exhibit 99.1
For Immediate Release
World Energy Solutions Acquires Energy Efficiency Firm
Northeast Energy Solutions
Company Gains Regional Foothold in Fast-Growing Efficiency Market,
Expands Solutions Breadth and Cross-Sell Opportunities
Cromwell, CT and Worcester, MA — October 17, 2011 — World Energy Solutions, Inc. (NASDAQ: XWES), a leading energy management services firm, today announced it has purchased Northeast Energy Solutions, LLC (NES), a privately-held energy efficiency company. The acquisition provides World Energy an immediate foothold in the New England market, where utility incentives are available for commercial and industrial energy efficiency projects.
The move accelerates the growth of World Energy’s energy efficiency practice, complementing the recent addition of Bruce Buckbee and John Duquette, who joined the Company in July. Together, this expanded team provides World Energy the expertise, relationships and capabilities to plan and execute comprehensive energy efficiency services, including lighting, mechanical and HVAC retrofits and energy management systems for small and mid-sized C&I customers.
“The energy efficiency market holds great potential for World Energy,” said Richard Domaleski, CEO of World Energy Solutions. “Not only is it a large and growing market, but more and more customers are asking for our help with efficiency as we take on a wider swath of their energy management needs. The addition of NES bolsters our energy efficiency capabilities, giving us immediate access to new customers and cross-sell opportunities.”
Added Robert Boissonneault, Founding Partner, NES: “There is a big opportunity for a trusted brand like World Energy to gain share in the energy efficiency market for small and medium-sized businesses, a segment currently served by numerous, small niche players. Based on our success in this market, we are excited about what we can accomplish as part of World Energy.”
Based in Cromwell, CT, NES has flourished as a regional provider of energy efficiency services, completing numerous energy efficient HVAC, refrigeration controls and other mechanical system upgrades for its commercial, industrial and institutional customers. Today’s deal marks the second in as many months for World Energy, which recently announced the acquisition of Co-eXprise’s energy procurement business (please see press release dated September 14, 2011).
For more information on World Energy’s energy efficiency offerings and approach, please see: http://www.worldenergy.com/our-approach/efficiency/

About World Energy Solutions, Inc.
World Energy Solutions, Inc. (NASDAQ: XWES) is an energy management services firm that brings together the passion, processes and technologies to take the complexity out of energy management and turn it into bottom-line impact for the businesses, institutions and governments we serve. To date, the Company has transacted more than $20 billion in energy, demand response and environmental commodities on behalf of its customers, creating more than $1 billion in value for them. World Energy is also a leader in the global carbon market, where its World Energy Exchange® supports the ground-breaking Regional Greenhouse Gas Initiative’s (RGGI) cap and trade program for CO2 emissions. For more information, please visit www.worldenergy.com.
This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to the following: our revenue and backlog are dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; and there are factors outside our control that affect transaction volume in the electricity market. Additional risk factors are identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.
For additional information, contact:

Dan Mees	Erika Moran
World Energy Solutions, Inc.	The Investor Relations Group
(508) 459-8156	(212) 825-3210
dmees@worldenergy.com	emoran@investorrelationsgroup.com